March 27, 2007

Directors
Jano Holdings Limited
International Commercial Centre, Suite F8
Main Road
Casemates, Gibraltar

Re: Facility Agreement, Debenture & Warrants for Advance Nanotech

Dear Sirs:

On May 3rd 2004, JANO HOLDINGS LIMITED (“JANO”) first made available to Advance Nanotech, Inc. (the “Company”) a senior secured facility (the “Credit Facility”), pursuant to which JANO made available to the Company one or more loans in the aggregate principal amount of up to Twenty Million Dollars ($20,000,000) dollars. The Company has repaid the principal and interest outstanding on the Credit Facility.

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, JANO and the Company mutually desire to cancel, effective immediately, the Credit Facility and associated security agreement (the “Security Agreement”) and warrants (the “Warrants”) to purchase 6,666,666 shares of the Company’s common stock (the “Common Stock”), at $1.25.

We kindly request that you sign this letter below to acknowledge your agreement to the above and your agreement to cancel the Credit Facility, associated Security Agreement and the Warrants.

Very truly yours,	ACKNOWLEDGED AND AGREED

ADVANCE NANOTECH, INC.,	Jano Holdings Limited,
a Delaware corporation	a Gibraltar corporation

By: _______________________________	By: _______________________________

Tony Goncalves	Director
Chief Executive Officer